Exhibit 99.1
Enhabit Home Health & Hospice to Nominate Stephan Rodgers to Board of Directors
DALLAS, TX – February 25, 2025 – Enhabit, Inc. (NYSE: EHAB), a leading home health and hospice provider, today announced its board of directors will nominate Stephan Rodgers to stand for election as a director of the company at Enhabit’s 2025 annual meeting of stockholders.
Chairman of the Board Jeff Bolton said, “We look forward to Steve joining us as a director and we believe our stockholders will agree that he brings strong, relevant industry expertise to our board. Steve’s 25 years of executive-level experience in building companies of scale, including in the home health and hospice industry, will give him a unique perspective as our board oversees management’s execution of our long-term strategies.”
Rodgers previously served for more than a decade as chief executive officer of AccentCare, Inc., a Dallas-based leader in post-acute care services with both home health and hospice service lines and locations operating in 31 states. Before that, he served for 13 years in varying positions of increasing seniority at UnitedHealth Group including OptumHealth Collaborative Care, the predecessor entity to Optum Care, where he served as chief executive officer for three years. Before UnitedHealth Group, Rodgers was responsible for the health care benefits for 140,000 employees and 200,000 retirees nationally for General Electric Co. Rodgers will also bring his prior experience working for health plans and insurance companies and his service in the U.S. Army Special Forces.
Rodgers said, “I am excited at the prospect of joining the board of Enhabit and working with such a well‑respected management team. I am bullish on the long-term prospects for the home health and hospice industry, and I am ready to get to work with the Enhabit board as soon as possible.”
As part of his departure from AccentCare, Rodgers is subject to non-compete obligations through June 30, 2025. Enhabit has not set a date for the 2025 annual meeting of its stockholders. If elected by stockholders, Rodgers will join the board after his non-compete obligations expire.
About Enhabit Home Health & Hospice
Enhabit Home Health & Hospice (Enhabit, Inc.) is a leading national home health and hospice provider working to expand what’s possible for patient care in the home. Enhabit's team of clinicians supports patients and their families where they are most comfortable, with a nationwide footprint spanning 256 home health locations and 112 hospice locations across 34 states. Enhabit leverages advanced technology and compassionate teams to deliver extraordinary patient care. For more information, visit ehab.com.
Media contact
Erin Volbeda
media@ehab.com
972-338-5141
Investor relations contact
investorrelations@ehab.com
469-860-6061